Exhibit 99.2

DYNAVAX DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX AND ASTRAZENECA TO ADVANCE TLR-9 AGONIST INTO CLINIC FOR ASTHMA

Berkeley, CA — October 5, 2011 — Dynavax Technologies Corporation (NASDAQ: DVAX) and AstraZeneca have amended their existing Collaboration Agreement to accelerate the initiation of clinical development of AZD 1419, a proprietary second-generation TLR-9 agonist for asthma. Dynavax will manage the early clinical development on behalf of the collaboration, and development expenses will be fully funded by AstraZeneca. Dynavax will receive an initial payment of $3 million to begin the clinical program.

Under the terms of the 2006 research collaboration and license agreement and as now amended, AstraZeneca will provide to Dynavax approximately $20 million in payments to cover the cost of clinical development activities through Phase 2a. If AstraZeneca chooses to advance the program following completion of Phase 2a, Dynavax will receive a $20 million milestone payment, and AstraZeneca will retain its rights to develop the candidate therapy and to commercialize the resulting asthma product. Additional remaining milestone payments to Dynavax amount to nearly $100 million. Dynavax will receive royalties on worldwide sales of approved products and will have the opportunity to co-promote the product in the United States.

AZD 1419 has been selected as the lead clinical candidate to enter formal clinical development based on extensive preclinical studies conducted by Dynavax and AstraZeneca. These include demonstration that AZD 1419 is capable of producing long lasting disease-modifying effects in a mouse model of atopic asthma. Initiation of a Phase 1 study is planned after regulatory requirements are met and clinical materials are released.

According to Maarten Kraan, Vice President, Head of Respiratory & Inflammation, AstraZeneca Research and Development, "New approaches to asthma that have the potential to modify the course of severe respiratory disease represent a significant clinical need. We believe that Dynavax's TLR-9 agonist has potential as an innovative, next-generation therapy that could expand and strengthen our respiratory franchise."

Dino Dina, M.D., Dynavax’s Chief Executive Officer, commented,”The success of this collaborative effort confirms once more the potential of our TLR-9 based therapies. The candidate molecule represents a therapy that has been shown preclinically to modify the course of asthmatic disease and produce long term remissions. With AstraZeneca’s financial support and commitments to success milestones, we can now extend our clinical portfolio with a highly innovative and differentiated drug.”

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About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV™, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," including statements related to the anticipated timing for the first clinical study in our asthma program, expected payments under our AstraZeneca agreement and the potential features of the Company's TLR-9 agonists. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether results of completed studies can be replicated in human studies, difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our AstraZeneca agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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